Exhibit 10.76

Apache Corporation

Amendment of Stock Option Grants

Participant Name:	Thomas E. Voytovich (“Participant,” “Employee’ “you” or “your”)

Company:	Apache Corporation

Amendment:	This is a summary of the amendment of the terms of your previous grants of Non-Qualified Stock Options to purchase Shares (“Stock Options”) under certain prior notices (the “Grant Notices”) subject to the terms of the Apache Corporation 2007 Omnibus Equity Compensation Plan, as amended, and the Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended (the “Plans”) and the related Stock Option Award Agreements (the “Agreements”).

You were previously granted Stock Options to purchase Shares in accordance with the terms of the Plans and the related Stock Option Award Agreements. In connection with your release from service with the Company effective November 30, 2015 (the “Termination Date”) and the terms of the employee release and settlement agreement between you and the Company (the “Release Agreement”), for purposes of continued vesting of the prorated portion of your unvested Stock Options and continued exercisability of your vested Stock Options under the Plans determined as of the Termination Date, upon your acceptance of this Amendment, the Company agrees that the prorated portion of your unvested Stock Options will continue to vest according to their original schedules and any agreed amendments to said equity plans and award agreements as if you continued employment with the Company after your Termination Date, provided that such vesting shall occur at such times solely if you are then in compliance with the provisions of the Release Agreement. For the avoidance of doubt, you shall not be treated as continuing employment with the Company after the Termination Date for purposes of the Change of Control provisions of the Plans and the Agreements. Employee’s exclusion from receiving the benefits of the Change of Control provisions of the Plans and Agreements shall not diminish nor terminate the other rights and benefits provided to Employee regarding Stock Options under the Apache Corporation Employee Release and Settlement Agreement between Employee and Apache Corporation.

Affected Awards:	Prorated portion of your unvested Stock Options as set forth in Annex I and all vested Stock Options under the Plans as of the Termination Date

Plans:	Apache Corporation 2007 Omnibus Equity Compensation Plan, as amended Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended

Expiration Date:	Your Stock Options will remain subject to expiration ten years from the original Grant Date for each such Stock Option.

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Acceptance:	Please indicate your acceptance of this Amendment by executing the attached Amendment and returning it to Margie M. Harris. Upon acceptance of this Amendment you will be able to continue to access your account at netbenefits.fidelity.com. By accepting this Amendment, you will have agreed to the terms and conditions set forth in the Amendment and the terms and conditions of the Plans. You also agree to immediately notify Apache Corporation of any future change in your address or other contact information. If you do not accept this Amendment, for purposes of continued vesting of the prorated portion of your unvested Stock Options and continued exercisability of your vested Stock Options, you be treated as terminating with the Company on the Termination Date.

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Apache Corporation

Amendment to Stock Option Award Agreements

This Amendment to the Stock Option Award Agreements is entered into in connection with the Participant’s release from service with Apache Corporation (together with its Affiliates, the “Company”) effective November 30, 2015 (the “Termination Date”) and the terms of the employee release and settlement agreement between the Participant and the Company (the “Release Agreement”) and governs all outstanding Stock Options under the Plans and the Agreements, determined as of the Termination Date, between the Company and the Participant.

1.	Section 4 of each of the Agreements is hereby amended to add a new paragraph at the end thereof, which shall read as follows:

Release Agreement. Notwithstanding the provisions of Section 4 of any Agreement or the provisions of the Grant Notices or the Plans to the contrary, for purposes of continued vesting of the prorated portion of unvested Stock Options and continued exercisability of vested Stock Options, the Participant’s employment shall be deemed to continue with the Company following the Termination Date provided that the Participant remains in compliance with the provisions of the Release Agreement. The Participant shall immediately notify the Company of any future change in address or other contact information. The Participant shall not be treated as continuing in employment with the Company following the Termination Date for purposes of the Change of Control provisions of this Agreement, the Grant Notice, and the Plans. Employee’s exclusion from receiving the benefits of the Change of Control provisions of the Plans and Agreements shall not diminish nor terminate the other rights and benefits provided to Employee regarding Stock Options under the Apache Corporation Employee Release and Settlement Agreement between Employee and Apache Corporation.

2.	The remaining terms of the Agreements and the Plans shall continue in full force and effect except as provided in the controlling Apache Corporation Employee Release and Settlement Agreement between Recipient/Employee and Apache Corporation.

3.	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.	If any provision of this Amendment is held invalid or unenforceable, the remainder of this Amendment shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

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IN WITNESS HEREOF the parties have caused this Amendment to be executed, agreed, and accepted, effective as of November 30, 2015.

APACHE CORPORATION		THOMAS E. VOYTOVICH, PARTICIPANT

By:	/s/ Margery M. Harris	By:	/s/ Thomas E. Voytovich
	Margery M. Harris		Thomas E. Voytovich
Executive Vice President,
Human Resources

ATTEST:

/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

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Apache Corporation

Prorated Portion of Unvested Awards

Thomas E. Voytovich

Annex I

Non-Qualified Stock Option Grants (SOs)

Grant	Grant Date	Last Vesting Date	Next Vesting Date	Prorated Portion of Award	Next Tranche of Awards Vesting	Prorated Awards Based on Days
2012 SOP	05/22/12	05/22/15	05/22/16	52%	3,219	1,688
2013 SOP	05/16/13	05/16/15	05/16/16	54%	8,855	4,790

Subtotal					12,074	6,478

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